Exhibit 99.1

November 8, 2024

RE: Update on ACRG’s Strategic Initiatives and Financial Reporting

Dear ACRG Shareholder,

We are writing to provide an important update regarding ACRG’s fiscal operations and strategic direction. Due to the unexpected retirement and subsequent medical disability of key personnel at our financial advisory firm, there has been a delay in filing our financial reports for fiscal year 2023. We understand the importance of these reports to you, and we want to assure you that we are on track to file them by the end of November, followed immediately by the quarterly reports for 2024. We are also committed to submitting the 2024 Form 10-K on schedule.

New Financial Advisory Partnership

We are excited to announce our new partnership with Incado Partners, who have assumed the role of our financial advisory team. Their expertise is already yielding substantial improvements to our operations, and they are making swift progress in finalizing our 2023 financial statements. With their support, we are positioned to resume our regular reporting schedule.

Strategic Reevaluation and Future Vision

This past year has been a period of strategic reevaluation for ACRG. A 12-month listening tour, involving community stakeholders, thought leaders, and legacy shareholders, along with a detailed survey conducted with our Board of Advisors, has revealed exciting strategic opportunities. These insights have informed the redefinition of our business model to better align with the evolving green energy and high- tech sectors.

We are thrilled to announce the official naming of our industrial park, The Greenway to Power™ Renewable Energy Industrial Park. This name communicates our commitment to renewable energy and sustainability, aligning perfectly with our goals. The park, located in Millers, Nevada, will leverage key assets including:

1.	Proximity to the Solar Energy Zone and the Greenlink West Grid, and Hawthorne Railway

2.	Ample water rights and an existing cell phone tower

3.	Strategic access to a major fiber optic junction, direct connection to California grid and HWY 95

A Vision for the Future

As we move forward, we are focusing on attracting tenants committed to producing NetZero goods and services, with a special emphasis on data centers and AI farms. This strategic direction is aligned with the growing demand for sustainable infrastructure among tech giants. With renewable energy powering our facilities, the ability to sell excess power, and access to essential resources like water, ACRG is well- positioned to meet the needs of tech companies looking for remote, sustainable sites.

Operational and Strategic Phases ACRG’s development is structured into three key phases:

●	Phase I: Laying the groundwork through infrastructure, regulatory engagements, and labor partnerships.

●	Phase II: Expanding infrastructure, including a 2 GW solar farm and the setup of initial data centers.

●	Phase III: Maximizing operational efficiency and output, leading to substantial growth and return on investment.

Governance and Legal Oversight

We’ve bolstered our governance frameworks with the support of Dickinson Wright, PLLC for legal oversight, ensuring compliance with SEC regulations. Additional legal expertise will soon be engaged to further support our environmental, tax, and construction operations.

We appreciate your continued patience as we work through the restructuring of our management to capitalize on this multi-billion-dollar opportunity. We remain committed to transparency and will provide regular updates as we reach key milestones in our journey toward a sustainable and prosperous future.

Stay Informed

Visit our dedicated page at acrgincorp.com/greenwaytopower to access our latest presentation, explore the strategic assets, and receive ongoing updates. We value your input and encourage you to stay engaged as we continue to grow and innovate.

Thank you for your continued trust and support.

Warm regards,

Tawana Bain

Chairwoman and CEO,

American Clean Resources Group

Forward Looking Statements

This document contains forward-looking statements within the scope of the safe harbor provisions as established by the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, excluding historical facts, represent the American Clean Resources Group, LLC’s (the “Company”) views and expectations. While the Company’s management holds reasonable belief in the validity of these forward-looking statements, there can be no assurance that these expectations will prove accurate. These forward-looking statements inherently carry inherent risks and uncertainties that could result in future outcomes differing significantly from the Company’s projections. Some of these potential risks and uncertainties encompass interpretations or reinterpretations of geological data, unfavorable outcomes from exploration efforts, challenges in obtaining the necessary permits for future exploration, development, or production activities, broader economic conditions affecting the industries in which the Company operates, regulatory requirements and approvals subject to uncertainty, fluctuations in mineral and commodity prices, final investment approvals, and the ability to secure financing on favorable terms, if at all. For more comprehensive insight into the factors that may deviate actual results from these forward-looking statements, please refer to the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year concluding on December 31, 2022, as well as any subsequent regulatory filings throughout 2023. The Company does not undertake any obligation to update or revise the information contained or referenced in this document reflecting its commitment to transparency and accuracy in disclosing forward-looking information. SOURCE American Clean Resources Group, LLC